Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Julie Rakes	Tatiana Stead
703.720.2455	703.720.2455	804.284.5800	703.720.2352

FOR IMMEDIATE RELEASE: April 23, 2015
Capital One Reports First Quarter 2015 Net Income of $1.2 billion, or $2.00 per share
McLean, Va. (April 23, 2015) – Capital One Financial Corporation (NYSE: COF) today announced net income for the first quarter of 2015 of $1.2 billion, or $2.00 per diluted common share, compared to the fourth quarter of 2014 with net income of $999 million, or $1.73 per diluted common share, and the first quarter of 2014 with net income of $1.2 billion, or $1.96 per diluted common share.
“In the first quarter, we continued to post strong results across our businesses,” said Richard D. Fairbank, Chair and Chief Executive Officer. “As always, we’re focused on sustaining strong performance and shareholder value. We are pursuing growth and resilience, managing costs tightly while we invest to grow, and actively working to return capital to shareholders.”
All comparisons below are for the first quarter of 2015 compared with the fourth quarter of 2014 unless otherwise noted.
First Quarter 2015 Income Summary:

•	Total net revenue decreased 3 percent to $5.6 billion.

•	Total non-interest expense decreased 7 percent to $3.0 billion:

•	26 percent decrease in marketing.

•	3 percent decrease in operating expense.

•	Pre-provision earnings increased 3 percent to $2.6 billion.

•	Provision for credit losses decreased 16 percent to $935 million.

•	Mortgage representation & warranty benefit of $19 million ($12 million net of tax) in discontinued operations.

Capital One First Quarter 2015 Earnings

First Quarter 2015 Balance Sheet Summary:

•	Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.5 percent at March 31, 2015.

•	Net interest margin of 6.57 percent, down 24 basis points.

•	Period-end loans held for investment in the quarter decreased $4.3 billion, or 2 percent, to $204.0 billion.

•	Domestic Card period-end loans decreased $3.6 billion, or 5 percent, to $74.1 billion.

•	Consumer Banking period-end loans decreased $60 million, or less than 1 percent, to $71.4 billion:

•	Auto period-end loans increased $1.1 billion, or 3 percent, to $38.9 billion.

•	Home loans period-end loans decreased $1.1 billion, or 4 percent, to $28.9 billion, driven by run-off of acquired portfolios.

•	Commercial Banking period-end loans decreased $149 million, or less than 1 percent, to $50.7 billion.

•	Average loans held for investment in the quarter increased $1.8 billion, or less than 1 percent, to $205.2 billion.

•	Domestic Card average loans increased $744 million, or 1 percent, to $74.8 billion.

•	Consumer Banking average loans increased $187 million, or less than 1 percent, to $71.4 billion:

•	Auto average loans increased $1.3 billion, or 4 percent, to $38.4 billion.

•	Home loans average loans decreased by $1.1 billion, or 4 percent, to $29.5 billion, driven by run-off of acquired portfolios.

•	Commercial Banking average loans increased $731 million, or 1 percent, to $51.1 billion.

•	Period-end total deposits increased $4.9 billion, or 2 percent, to $210.4 billion, while average deposits increased $2.5 billion to $207.9 billion.

•	Interest-bearing deposit rate remained relatively flat at 0.59 percent.
Earnings Conference Call Webcast Information
The company will hold an earnings conference call on April 23, 2015 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Choose “About Us”, then choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through May 5, 2015 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release are forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2014.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $210.4 billion in deposits and $306.2 billion in total assets as of

Capital One First Quarter 2015 Earnings

March 31, 2015. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, New Jersey, Texas, Louisiana, Maryland, Virginia and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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